EXHIBIT 99.17

To: Board of Directors, EDCI Holdings, Inc.
From: Michael W. Klinger, Chief Financial Officer
Date: April 13, 2009

I am writing today pursuant to my October 3, 2008, Letter Agreement with EDCI Holdings, Inc. (“Company”) to provide notice to the Board of Directors of recent events which qualify as “Good Reason” for me to terminate my employment following the applicable notice period and receive the severance pay and benefits provided for in my Letter Agreement.

In the past 90 days, the following events have occurred, each of which independently constitutes Good Reason for me to terminate my employment 90 days from now, unless the Company cures these breaches:

• On or about March 8, 2009, Chief Executive Officer Robert L. Chapman, Jr., ordered that Kyle E. Blue, a Senior Manager reporting to me, would take over my responsibility for preparing presentations to the Board of Directors and Audit Committee of the Board of Directors.  These are important responsibilities which, in my experience at the Company, had always been responsibilities of the Chief Financial Officer.

• Since on or about March 10, 2009, the Company has owed me a Transaction Bonus payment in the amount of $25,000.00 because of my role in closing the Sony deal. As of today’s date, this Transaction Bonus has not been paid.

• On or about March 24, 2009, Mr. Chapman reorganized the Office of Chief Financial Officer without my input or consent.  As part of this forced reorganization, certain material duties and responsibilities of the CFO were reassigned to my subordinate employees, Kyle Blue and Mike Nixon. My prior duties and responsibilities which were reassigned include, but are not limited to, external reporting, investor/creditor relations, and controller functions. These are important responsibilities which, in my experience at the Company, had always been responsibilities of the Chief Financial Officer.

• On or about March 31, 2009, Mr. Chapman ordered that I was no longer to participate on the Q4 2008 Investor Conference Call on behalf of the Company.  After the third draft of the script and agenda for the March 31, 2009, Q4 2008 Investor Call, Mr. Chapman removed my name from the script and replaced me with my subordinate, Kyle Blue.  In my experience at the Company, participation in quarterly investor calls had always been a key responsibility of the Chief Financial Officer.

• In connection with removing me from the script for the Q4 2008 Investor Conference Call, Mr. Chapman assigned me the role of “fact checker” by asking me to personally review and verify the financial data included in the script and associated press release.  In my experience at the Company, the role of “fact checker” had not been handled by the CFO position.

• On or about April 13, 2009, Mr. Chapman excluded me from participation in follow up investor calls with key investors to further discuss the Q4 2008 financial data.  Again, Mr. Chapman included my subordinate, Kyle Blue, in my place.  Throughout my tenure as Chief Financial Officer at the Company, I had routinely handled such calls myself, including during the first quarter of 2009.  In my experience at the Company, participation in follow up investor calls had always been a key responsibility of the Chief Financial Officer.

• On or about March 10, 2009, Mr. Chapman notified me that I was no longer authorized to communicate directly with the Company’s outside auditors, Ernst & Young. Throughout my tenure as Chief Financial Officer at the Company, I had routinely handled such communications myself, including during the first quarter of 2009 up to the date of Mr. Chapman’s notification. In my experience at the Company, communications with the Company’s outside auditors had always been a key responsibility of the Chief Financial Officer.

• On or about March 10, 2009, Mr. Chapman notified me that I was no longer authorized to communicate with Wachovia Bank on behalf of the Company.  Throughout my tenure as Chief Financial Officer at the Company, I had routinely handled such communications myself, including during the first quarter of 2009 up to the date of Mr. Chapman’s notification.  In my experience at the Company, communications with the Company’s bankers had always been a key responsibility of the Chief Financial Officer.

• On or about March 10, 2009, Mr. Chapman began communicating directly with my subordinate employees without my knowledge or consent concerning matters which had previously fallen within my job duties and responsibilities. For example, Mr. Chapman instructed my subordinate to go out and find new outside auditors for the Company.  Throughout my tenure as Chief Financial Officer at the Company, I had routinely handled outside auditors, including during the first quarter of 2009 up to the date of Mr. Chapman’s notification. In my experience at the Company, the selection of the Company’s outside auditors had always been a key responsibility of the Chief Financial Officer.

• On or about March 10, 2009, Mr. Chapman began communicating directly with my subordinate employees without my knowledge or consent concerning matters which had previously fallen within my job duties and responsibilities. Another example includes Mr. Chapman instructing my subordinate to research and identify sites for relocation of the Fishers, Indiana offices. Throughout my tenure as Chief Financial Officer at the Company, I had routinely handled research and decision making concerning office space and other significant procurements.  In my experience at the Company, the selection and negotiation of lease terms for the Company’s office space had always been a key responsibility of the Chief Financial Officer.

• On or about the end of February 2009, Mr. Chapman began excluding me from Company conference calls addressing financial planning and analysis, accounting, SEC reporting, and matters related to treasury, tax, information technology, risk management, procurement, and investor relations. Throughout my tenure as Chief Financial Officer at the Company, I had routinely participated in these types of calls.  In my experience at the Company, financial planning and analysis, accounting, SEC reporting, and matters related to treasury, tax, information technology, risk management, procurement, and investor relations had always been a key responsibility of the Chief Financial Officer or Chief Operating Officer.

• Since March 31, 2009, Mr. Chapman has not processed my expense reports seeking reimbursement for expenses incurred in the course and scope of my employment.  The Company now owes me approximately $10,000.00 in expense reimbursements.

• On or about April 4, 2009, I requested vacation time off for spring break. Mr. Chapman would not authorize my requested vacation time unless two of my subordinates agreed to allow me this vacation time.

These specific events constitute material breaches by the Company of my Letter Agreement dated October 3, 2008.  These specific events further constitute material diminutions by the Company of my authority, duties, and responsibilities with the Company as specified in my Letter Agreement.  Pursuant to my Letter Agreement with the Company, I am providing the Board of Directors with written notice of the events which constitute “Good Reason”, and am further providing notice that, unless the Company cures these events within thirty (30) days of today’s date, I intend to terminate from employment within ninety (90) days of today’s date.